Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Third Quarter Ended September 30, 2023 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — November 2, 2023 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2023, and the declaration of a cash dividend.

For the third quarter ended September 30, 2023, revenue increased 6.2% to $1,665.7 million, compared to $1,567.8 million for the same quarter, prior year. Income from operations increased 42.1% to $130.0 million for the third quarter ended September 30, 2023, compared to $91.5 million for the same quarter, prior year. For the third quarter ended September 30, 2023, income from operations included $0.5 million of other operating income, compared to $8.4 million of other operating income for the same quarter, prior year. The other operating income for the third quarter ended September 30, 2022, was principally related to the recognition of payments received under the Coronavirus Aid, Relief, and Economic Security Act Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund. Net income increased 59.5% to $60.8 million for the third quarter ended September 30, 2023, compared to $38.1 million for the same quarter, prior year. Adjusted EBITDA increased 26.6% to $193.8 million for the third quarter ended September 30, 2023, compared to $153.1 million for the same quarter, prior year. Earnings per common share increased 75.8% to $0.38 for the third quarter ended September 30, 2023, compared to $0.21 for the same quarter, prior year. Adjusted earnings per common share increased 113.7% to $0.46 for the third quarter ended September 30, 2023, compared to $0.21 for the same quarter, prior year. Adjusted earnings per common share excludes the loss on early retirement of debt and related costs, and their related tax effects for the third quarter ended September 30, 2023. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

For the nine months ended September 30, 2023, revenue increased 5.3% to $5,005.2 million, compared to $4,752.1 million for the same period, prior year. Income from operations increased 39.3% to $440.6 million for the nine months ended September 30, 2023, compared to $316.4 million for the same period, prior year. For the nine months ended September 30, 2023, income from operations included $1.2 million of other operating income, compared to $23.6 million for the same period, prior year. The other operating income for the nine months ended September 30, 2022, was principally related to the recognition of payments received under the Provider Relief Fund. Net income increased 48.4% to $237.9 million for the nine months ended September 30, 2023, compared to $160.3 million for the same period, prior year. Adjusted EBITDA increased 26.0% to $627.4 million for the nine months ended September 30, 2023, compared to $498.0 million for the same period, prior year. Earnings per common share increased 52.8% to $1.55 for the nine months ended September 30, 2023, compared to $1.01 for the same period, prior year. Adjusted earnings per common share increased 60.8% to $1.63 for the nine months ended September 30, 2023, compared to $1.01 for the same quarter, prior year. Adjusted earnings per common share excludes the loss on early retirement of debt and related costs, and their related tax effects for the nine months ended September 30, 2023. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release. A reconciliation of earnings per common share to adjusted earnings per common share is presented in table X of this release.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of September 30, 2023, Select Medical operated 107 critical illness recovery hospitals in 28 states, 33 rehabilitation hospitals in 13 states, 1,946 outpatient rehabilitation clinics in 39 states and the District of Columbia, and 539 occupational health centers in 41 states. At September 30, 2023, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the third quarter ended September 30, 2023, revenue for the critical illness recovery hospital segment increased 7.4% to $563.6 million, compared to $524.6 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 321.0% to $46.4 million for the third quarter ended September 30, 2023, compared to $11.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 8.2% for the third quarter ended September 30, 2023, compared to 2.1% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table VII of this release for the third quarters ended September 30, 2023 and 2022.

For the nine months ended September 30, 2023, revenue for the critical illness recovery hospital segment increased 3.6% to $1,732.6 million, compared to $1,672.2 million for the same period, prior year. Adjusted EBITDA for the critical illness recovery hospital segment increased 181.5% to $188.6 million for the nine months ended September 30, 2023, compared to $67.0 million for the same period, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 10.9% for the nine months ended September 30, 2023, compared to 4.0% for the same period, prior year. Certain critical illness recovery hospital key statistics are presented in table VIII of this release for the nine months ended September 30, 2023 and 2022.

Rehabilitation Hospital Segment

For the third quarter ended September 30, 2023, revenue for the rehabilitation hospital segment increased 7.7% to $247.1 million, compared to $229.4 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 7.7% to $53.6 million for the third quarter ended September 30, 2023, compared to $49.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 21.7% for each of the third quarters ended September 30, 2023 and 2022. Certain rehabilitation hospital key statistics are presented in table VII of this release for the third quarters ended September 30, 2023 and 2022.

For the nine months ended September 30, 2023, revenue for the rehabilitation hospital segment increased 6.0% to $719.4 million, compared to $678.9 million for the same period, prior year. Adjusted EBITDA for the rehabilitation hospital segment increased 9.5% to $155.5 million for the nine months ended September 30, 2023, compared to $142.0 million for the same period, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 21.6% for the nine months ended September 30, 2023, compared to 20.9% for the same period, prior year. Certain rehabilitation hospital key statistics are presented in table VIII of this release for the nine months ended September 30, 2023 and 2022.

Outpatient Rehabilitation Segment

For the third quarter ended September 30, 2023, revenue for the outpatient rehabilitation segment increased 2.4% to $291.8 million, compared to $285.0 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 2.5% to $26.3 million for the third quarter ended September 30, 2023, compared to $25.7 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 9.0% for the third quarters ended September 30, 2023 and 2022. Certain outpatient rehabilitation key statistics are presented in table VII of this release for the third quarters ended September 30, 2023 and 2022.

For the nine months ended September 30, 2023, revenue for the outpatient rehabilitation segment increased 5.5% to $890.7 million, compared to $844.2 million for the same period, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 4.1% to $89.4 million for the nine months ended September 30, 2023, compared to $85.9 million for the same period, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 10.0% for the nine months ended September 30, 2023, compared to 10.2% for the same period, prior year. Certain outpatient rehabilitation key statistics are presented in table VIII of this release for the nine months ended September 30, 2023 and 2022.

Concentra Segment

For the third quarter ended September 30, 2023, revenue for the Concentra segment increased 6.6% to $474.0 million, compared to $444.6 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment increased 9.9% to $98.9 million for the third quarter ended September 30, 2023, compared to $90.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the Concentra segment was 20.9% for the third quarter ended September 30, 2023, compared to 20.2% for the same quarter, prior year. Certain Concentra key statistics are presented in table VII of this release for the third quarters ended September 30, 2023 and 2022.

For the nine months ended September 30, 2023, revenue for the Concentra segment increased 6.7% to $1,397.3 million, compared to $1,309.4 million for the same period, prior year. Adjusted EBITDA for the Concentra segment increased 7.7% to $293.0 million for the nine months ended September 30, 2023, compared to $272.1 million for the same period, prior year. The Adjusted EBITDA margin for the Concentra segment was 21.0% for the nine months ended September 30, 2023, compared to 20.8% for the same period, prior year. Certain Concentra key statistics are presented in table VIII of this release for the nine months ended September 30, 2023 and 2022.

Dividend

On November 2, 2023, Select Medical’s Board of Directors declared a cash dividend of $0.125 per share. The dividend will be payable on or about November 28, 2023, to stockholders of record as of the close of business on November 15, 2023.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s Board of Directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s Board of Directors may deem to be relevant.

Stock Repurchase Program

The Board of Directors of Select Medical has authorized a common stock repurchase program to repurchase up to $1.0 billion worth of shares of its common stock. The common stock repurchase program will remain in effect until December 31, 2025, unless further extended or earlier terminated by the Board of Directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

Select Medical did not repurchase shares under its authorized stock repurchase program during the nine months ended September 30, 2023. Since the inception of the common stock repurchase program through September 30, 2023, Select Medical has repurchased 48,234,823 shares at a cost of approximately $600.3 million, or $12.45 per share, which includes transaction costs.

Financing Transactions

On July 31, 2023, the Company entered into Amendment No. 8 to the Select credit agreement. Amendment No. 8 provides for a new tranche of term loans in an aggregate principal amount of $2,103.0 million to replace the existing term loans and a $710.0 million new revolving credit facility to replace the $650.0 million existing revolving credit facility. The term loans and the extended revolving credit facility will mature on March 6, 2027, with an early springing maturity 90 days prior to the senior notes maturity, triggered if more than $300.0 million of senior notes remain outstanding on May 15, 2026. The term loans have an interest rate of Term SOFR plus 3.00% and the revolving credit facility has an interest rate of Adjusted Term SOFR (which includes a 0.10% credit spread adjustment) plus 2.50%, in each case, subject to a leverage-based pricing grid. During the three months ended September 30, 2023, the Company recognized a $14.7 million loss on early retirement of debt as a result of the amendment to the Select credit agreement.

On August 31, 2023, the Company entered into Amendment No. 9 to the Select credit agreement. Amendment No. 9 increased the revolving credit facility commitments from $710.0 million to $770.0 million.

Business Outlook

We are maintaining our business outlook for 2023 with expected revenue to be in the range of $6.55 billion to $6.7 billion, expected Adjusted EBITDA in the range of $795.0 million to $825.0 million, and fully diluted earnings per share to be in the range of $1.77 to $1.94. Select Medical expects adjusted earnings per share, which was revised to exclude the actual tax-effected loss on early retirement of debt, to be in the range of $1.85 to $2.02. Reconciliations of full year 2023 Adjusted EBITDA expectations to net income and adjusted earnings per share to fully diluted earnings per share are presented in table XI of this release.

Conference Call

Select Medical will host a conference call regarding its third quarter result and its business outlook on Friday, November 3, 2023, at 9:00am ET. The conference call will be a live webcast and can be accessed at Select Medical Holdings Corporation’s website at www.selectmedicalholdings.com. A replay of the webcast will be available shortly after the call through the same link.

For listeners wishing to dial-in via telephone, or participate in the question and answer session, you may pre-register for the call at Select Medical Earnings Call Registration to obtain your dial-in number and unique passcode.

* * * * *

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical’s 2023 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	adverse economic conditions including an inflationary environment could cause us to continue to experience increases in the prices of labor and other costs of doing business resulting in a negative impact on our business, operating results, cash flows, and financial condition;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, and/or the inability to attract or retain qualified healthcare professionals could limit our ability to staff our facilities;

•	shortages in qualified health professionals could cause us to increase our dependence on contract labor, increase our efforts to recruit and train new employees, and expand upon our initiatives to retain existing staff, which could increase our operating costs significantly;

•	the continuing effects of the COVID-19 pandemic including, but not limited to, the prolonged disruption to the global financial markets, increased operational costs due to recessionary pressures and labor costs, additional measures taken by government authorities and the private sector to limit the spread of COVID-19, and further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources, or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of our quarterly reports on Form 10-Q and in our annual report on Form 10-K for the year ended December 31, 2022.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2022 and 2023

(In thousands, except per share amounts, unaudited)

	2022	2023	% Change
Revenue	$1,567,794	$1,665,694	6.2%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,393,817	1,442,509	3.5
General and administrative	39,491	41,316	4.6
Depreciation and amortization	51,459	52,394	1.8
Total costs and expenses	1,484,767	1,536,219	3.5
Other operating income	8,440	485	N/M
Income from operations	91,467	129,960	42.1
Other income and expense:
Loss on early retirement of debt	—	(14,692)	N/M
Equity in earnings of unconsolidated subsidiaries	8,084	11,561	43.0
Interest expense	(45,204)	(50,271)	11.2
Income before income taxes	54,347	76,558	40.9
Income tax expense	16,221	15,742	(3.0)
Net income	38,126	60,816	59.5
Less: Net income attributable to non-controlling interests	10,960	12,636	15.3
Net income attributable to Select Medical	$27,166	$48,180	77.4%
Basic and diluted earnings per common share:(1)	$0.21	$0.38

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful

II. Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2022 and 2023

(In thousands, except per share amounts, unaudited)

	2022	2023	% Change
Revenue	$4,752,082	$5,005,202	5.3%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	4,191,377	4,284,931	2.2
General and administrative	114,272	126,103	10.4
Depreciation and amortization	153,579	154,758	0.8
Total costs and expenses	4,459,228	4,565,792	2.4
Other operating income	23,565	1,211	N/M
Income from operations	316,419	440,621	39.3
Other income and expense:
Loss on early retirement of debt	—	(14,692)	N/M
Equity in earnings of unconsolidated subsidiaries	19,648	30,618	55.8
Interest expense	(121,770)	(147,839)	21.4
Income before income taxes	214,297	308,708	44.1
Income tax expense	53,983	70,775	31.1
Net income	160,314	237,933	48.4
Less: Net income attributable to non-controlling interests	28,824	40,711	41.2
Net income attributable to Select Medical	$131,490	$197,222	50.0%
Basic and diluted earnings per common share:(1)	$1.01	$1.55

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful

III. Earnings per Share

For the Three and Nine Months Ended September 30, 2022 and 2023

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three and nine months ended September 30, 2022 and 2023:

	Basic and Diluted EPS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023
Net income	$38,126	$60,816	$160,314	$237,933
Less: net income attributable to non-controlling interests	10,960	12,636	28,824	40,711
Net income attributable to Select Medical	27,166	48,180	131,490	197,222
Less: net income attributable to participating securities	992	1,722	4,588	7,155
Net income attributable to common shares	$26,174	$46,458	$126,902	$190,067

The following tables set forth the computation of EPS under the two-class method for the three and nine months ended September 30, 2022 and 2023:

	Three Months Ended September 30,
	2022			2023
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS

	(in thousands, except for per share amounts)
Common shares	$26,174	122,193	$0.21	$46,458	123,400	$0.38
Participating securities	992	4,631	$0.21	1,722	4,574	$0.38
Total	$27,166			$48,180

	Nine Months Ended September 30,
	2022			2023
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS

	(in thousands, except for per share amounts)
Common shares	$126,902	125,341	$1.01	$190,067	122,865	$1.55
Participating securities	4,588	4,532	$1.01	7,155	4,625	$1.55
Total	$131,490			$197,222

(1)	Represents the weighted average share count outstanding during the period.

IV. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2022	September 30, 2023
Assets
Current Assets:
Cash and cash equivalents	$97,906	$77,440
Accounts receivable	941,312	944,219
Other current assets	232,095	254,428
Total Current Assets	1,271,313	1,276,087
Operating lease right-of-use assets	1,169,740	1,180,907
Property and equipment, net	1,001,440	1,006,842
Goodwill	3,484,200	3,504,654
Identifiable intangible assets, net	351,662	336,639
Other assets	386,938	378,879
Total Assets	$7,665,293	$7,684,008
Liabilities and Equity
Current Liabilities:
Payables and accruals	$874,016	$888,377
Current operating lease liabilities	236,784	242,594
Current portion of long-term debt and notes payable	44,351	35,085
Total Current Liabilities	1,155,151	1,166,056
Non-current operating lease liabilities	1,008,394	1,019,185
Long-term debt, net of current portion	3,835,211	3,695,244
Non-current deferred tax liability	169,793	146,919
Other non-current liabilities	106,137	106,216
Total Liabilities	6,274,686	6,133,620
Redeemable non-controlling interests	34,043	26,999
Total equity	1,356,564	1,523,389
Total Liabilities and Equity	$7,665,293	$7,684,008

V. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended September 30, 2022 and 2023

(In thousands, unaudited)

	2022	2023
Operating activities
Net income	$38,126	$60,816
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	5,752	1,055
Depreciation and amortization	51,459	52,394
Provision for expected credit losses	(152)	340
Equity in earnings of unconsolidated subsidiaries	(8,084)	(11,561)
Loss on extinguishment of debt	—	175
Gain (loss) on sale or disposal of assets	(117)	16
Stock compensation expense	10,187	11,483
Amortization of debt discount, premium and issuance costs	573	725
Deferred income taxes	(5,115)	(6,173)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	12,745	20,121
Other current assets	5,051	(11,279)
Other assets	8,375	1,556
Accounts payable and accrued expenses	(19,008)	(3,330)
Government advances	(5,529)	—
Net cash provided by operating activities	94,263	116,338
Investing activities
Business combinations, net of cash acquired	(2,786)	(12,750)
Purchases of property, equipment, and other assets	(41,942)	(50,198)
Investment in businesses	(10,333)	(74)
Proceeds from sale of assets	50	4
Net cash used in investing activities	(55,011)	(63,018)
Financing activities
Borrowings on revolving facilities	280,000	200,000
Payments on revolving facilities	(250,000)	(205,000)
Proceeds from term loans	—	2,092,232
Payments on term loans	—	(2,108,694)
Borrowings of other debt	3,372	8,551
Principal payments on other debt	(8,291)	(11,925)
Dividends paid to common stockholders	(15,893)	(16,035)
Repurchase of common stock	(14,991)	(9,544)
Increase (decrease) in overdrafts	1,964	(1,500)
Proceeds from issuance of non-controlling interests	141	5,651
Distributions to and purchases of non-controlling interests	(22,000)	(30,783)
Net cash used in financing activities	(25,698)	(77,047)
Net increase (decrease) in cash and cash equivalents	13,554	(23,727)
Cash and cash equivalents at beginning of period	94,669	101,167
Cash and cash equivalents at end of period	$108,223	$77,440
Supplemental information
Cash paid for interest, excluding amounts received of $6,129 and $22,069 under interest rate cap contract	$69,238	$88,116
Cash paid for taxes	8,421	35,747

VI. Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2022 and 2023

(In thousands, unaudited)

	2022	2023
Operating activities
Net income	$160,314	$237,933
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	16,892	9,896
Depreciation and amortization	153,579	154,758
Provision for expected credit losses	(41)	1,101
Equity in earnings of unconsolidated subsidiaries	(19,648)	(30,618)
Loss on extinguishment of debt	—	175
Gain on sale or disposal of assets	(1,593)	(7)
Stock compensation expense	27,956	31,991
Amortization of debt discount, premium and issuance costs	1,696	1,899
Deferred income taxes	(7,080)	(17,049)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(19,686)	(3,014)
Other current assets	2,923	(17,276)
Other assets	9,650	7,028
Accounts payable and accrued expenses	30,167	25,799
Government advances	(82,848)	—
Net cash provided by operating activities	272,281	402,616
Investing activities
Business combinations, net of cash acquired	(22,027)	(20,482)
Purchases of property, equipment, and other assets	(135,119)	(168,597)
Investment in businesses	(17,323)	(9,874)
Proceeds from sale of assets	5,364	60
Net cash used in investing activities	(169,105)	(198,893)
Financing activities
Borrowings on revolving facilities	845,000	635,000
Payments on revolving facilities	(625,000)	(740,000)
Proceeds from term loans	—	2,092,232
Payments on term loans	—	(2,108,694)
Borrowings of other debt	20,866	30,849
Principal payments on other debt	(25,165)	(38,298)
Dividends paid to common stockholders	(48,692)	(47,856)
Repurchase of common stock	(193,614)	(11,050)
Decrease in overdrafts	(9,091)	(1,967)
Proceeds from issuance of non-controlling interests	7,096	20,463
Distributions to and purchases of non-controlling interests	(40,663)	(54,868)
Net cash used in financing activities	(69,263)	(224,189)
Net increase (decrease) in cash and cash equivalents	33,913	(20,466)
Cash and cash equivalents at beginning of period	74,310	97,906
Cash and cash equivalents at end of period	$108,223	$77,440
Supplemental information
Cash paid for interest, excluding amounts received of $6,232 and $60,353 under the interest rate cap contract	$143,455	$221,697
Cash paid for taxes	24,844	78,502

VII. Key Statistics

For the Three Months Ended September 30, 2022, and 2023

(unaudited)

	2022	2023	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	105	107
Revenue (,000)	$524,584	$563,628	7.4%
Number of patient days(b)(c)	278,137	267,910	(3.7)%
Number of admissions(b)(d)	9,056	8,736	(3.5)%
Revenue per patient day(b)(e)	$1,878	$2,095	11.6%
Occupancy rate(b)(f)	67%	64%	(4.5)%
Adjusted EBITDA (,000)	$11,013	$46,362	321.0%
Adjusted EBITDA margin	2.1%	8.2%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	31	33
Revenue (,000)	$229,387	$247,101	7.7%
Number of patient days(b)(c)	109,076	112,095	2.8%
Number of admissions(b)(d)	7,517	7,840	4.3%
Revenue per patient day(b)(e)	$1,931	$2,025	4.9%
Occupancy rate(b)(f)	85%	84%	(1.2)%
Adjusted EBITDA (,000)	$49,772	$53,626	7.7%
Adjusted EBITDA margin	21.7%	21.7%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,933	1,946
Working days(g)	64	63
Revenue (,000)	$284,993	$291,804	2.4%
Number of visits(b)(h)	2,404,868	2,627,362	9.3%
Revenue per visit(b)(i)	$103	$100	(2.9)%
Adjusted EBITDA (,000)	$25,715	$26,346	2.5%
Adjusted EBITDA margin	9.0%	9.0%
Concentra
Number of centers operated – end of period(b)	519	539
Working days(g)	64	63
Revenue (,000)	$444,576	$473,964	6.6%
Number of visits(b)(h)	3,273,031	3,281,042	0.2%
Revenue per visit(b)(i)	$128	$136	6.3%
Adjusted EBITDA (,000)	$90,025	$98,907	9.9%
Adjusted EBITDA margin	20.2%	20.9%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented. COVID-19 screening and testing services provided by our Concentra segment are not included in these figures.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics or revenues generated from COVID-19 screening and testing services.

VIII. Key Statistics

For the Nine Months Ended September 30, 2022, and 2023

(unaudited)

	2022	2023	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	105	107
Revenue (,000)	$1,672,247	$1,732,645	3.6%
Number of patient days(b)(c)	840,487	831,022	(1.1)%
Number of admissions(b)(d)	27,319	27,099	(0.8)%
Revenue per patient day(b)(e)	$1,981	$2,076	4.8%
Occupancy rate(b)(f)	68%	68%	0.0%
Adjusted EBITDA (,000)	$66,999	$188,631	181.5%
Adjusted EBITDA margin	4.0%	10.9%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	31	33
Revenue (,000)	$678,908	$719,419	6.0%
Number of patient days(b)(c)	321,690	330,142	2.6%
Number of admissions(b)(d)	22,149	23,363	5.5%
Revenue per patient day(b)(e)	$1,934	$2,001	3.5%
Occupancy rate(b)(f)	85%	84%	(1.2)%
Adjusted EBITDA (,000)	$141,996	$155,531	9.5%
Adjusted EBITDA margin	20.9%	21.6%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,933	1,946
Working days(g)	192	191
Revenue (,000)	$844,191	$890,679	5.5%
Number of visits(b)(h)	7,165,866	7,984,622	11.4%
Revenue per visit(b)(i)	$103	$100	(2.9)%
Adjusted EBITDA (,000)	$85,912	$89,395	4.1%
Adjusted EBITDA margin	10.2%	10.0%
Concentra
Number of centers operated – end of period(b)	519	539
Working days(g)	192	191
Revenue (,000)	$1,309,356	$1,397,341	6.7%
Number of visits(b)(h)	9,604,441	9,766,881	1.7%
Revenue per visit(b)(i)	$127	$135	6.3%
Adjusted EBITDA (,000)	$272,101	$293,046	7.7%
Adjusted EBITDA margin	20.8%	21.0%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented. COVID-19 screening and testing services provided by our Concentra segment are not included in these figures.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics or revenues generated from COVID-19 screening and testing services.

IX. Net Income to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2022 and 2023

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023
Net income	$38,126	$60,816	$160,314	$237,933
Income tax expense	16,221	15,742	53,983	70,775
Interest expense	45,204	50,271	121,770	147,839
Equity in earnings of unconsolidated subsidiaries	(8,084)	(11,561)	(19,648)	(30,618)
Loss on early retirement of debt	—	14,692	—	14,692
Income from operations	91,467	129,960	316,419	440,621
Stock compensation expense:
Included in general and administrative	8,000	9,425	21,995	26,383
Included in cost of services	2,187	2,058	5,961	5,607
Depreciation and amortization	51,459	52,394	153,579	154,758
Adjusted EBITDA	$153,113	$193,837	$497,954	$627,369

Critical illness recovery hospital	$11,013	$46,362	$66,999	$188,631
Rehabilitation hospital	49,772	53,626	141,996	155,531
Outpatient rehabilitation	25,715	26,346	85,912	89,395
Concentra	90,025	98,907	272,101	293,046
Other(a)	(23,412)	(31,404)	(69,054)	(99,234)
Adjusted EBITDA	$153,113	$193,837	$497,954	$627,369

(a)	Other primarily includes general and administrative costs and other operating income, as discussed further above.

X. Reconciliation of Earnings per Common Share to Adjusted Earnings per Common Share

For the Three and Nine Months Ended September 30, 2022 and 2023

(In thousands, except per share amounts, unaudited)

Adjusted net income attributable to common shares and adjusted earnings per common share are not measures of financial performance under GAAP. Items excluded from adjusted net income attributable to common shares and adjusted earnings per common share are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income attributable to common shares and adjusted earnings per common share are important to investors because they are reflective of the financial performance of Select Medical’s ongoing operations and provide better comparability of its results of operations between periods. Adjusted net income attributable to common shares and adjusted earnings per common share should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because adjusted net income attributable to common shares and adjusted earnings per common share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income attributable to common shares and adjusted earnings per common share as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income attributable to common shares and earnings per common share on a fully diluted basis to adjusted net income attributable to common shares and adjusted earnings per common share on a fully diluted basis.

	Three Months Ended September 30,
	2022	Per Share(a)	2023	Per Share(a)
Net income attributable to common shares(a)	$26,174	$0.21	$46,458	$0.38
Adjustments:(b)
Loss on early retirement of debt, net of tax	—	—	10,022	0.08
Adjusted net income attributable to common shares	$26,174	$0.21	$56,480	$0.46

	Nine Months Ended September 30,
	2022	Per Share(a)	2023	Per Share(a)
Net income attributable to common shares(a)	$126,902	$1.01	$190,067	$1.55
Adjustments:(b)
Loss on early retirement of debt, net of tax	—	—	10,016	0.08
Adjusted net income attributable to common shares	$126,902	$1.01	$200,083	$1.63

(a)	Net income attributable to common shares and earnings per common share are calculated based on the weighted average common shares outstanding, as presented in table III.

(b)	Adjustments to net income attributable to common shares include estimated income tax and non-controlling interest impacts and are calculated based on the diluted weighted average common shares outstanding. The estimated income tax impact, which is determined using tax rates based on the nature of the adjustment and the jurisdiction in which the adjustment occurred, includes both current and deferred income tax expense or benefit.

XI. Net Income to Adjusted EBITDA and Earnings per Share to Adjusted Earnings per Share Reconciliations

Business Outlook for the Year Ending December 31, 2023

(In millions, unaudited)

The following are reconciliations of full year 2023 Adjusted EBITDA and adjusted income per common share expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure. Refer to tables IX and table X for discussion of Select Medical's use of Adjusted EBITDA and adjusted income per common share in evaluating financial performance. Refer to table IX for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance. Each item presented in the below table is an estimation of full year 2023 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income attributable to Select Medical	$227	$249
Net income attributable to non-controlling interests	53	56
Net income	280	305
Income tax expense	89	97
Interest expense	196	196
Equity in earnings of unconsolidated subsidiaries	(39)	(42)
Loss on early retirement of debt	15	15
Income from operations	541	571
Stock compensation expense	43	43
Depreciation and amortization	211	211
Adjusted EBITDA	$795	$825

	Range
Non-GAAP Measure Reconciliation	Low	High
Diluted earnings per share	$1.77	$1.94
Adjustments:
Loss on early retirement of debt, net of tax	0.08	0.08
Adjusted earnings per share	$1.85	$2.02